       1                                           EXHIBIT 4
                      HOUSEHOLD INTERNATIONAL
                  EMPLOYEE STOCK PURCHASE PLAN
1.   Purpose
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          The Household International Employee Stock Purchase
Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of Household International, Inc. (the "Company") for eligible employees of the Company and such other companies ("Participating Companies") as the Compensation Committee of the Board of Directors of the Company (the "Committee") shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation," as defined in Sections 424(e) and (f) of the Internal Revenue Code of 1986 (the "Code"), on the first day of the relevant Offering Period. After the initial effective date of the Plan, an additional company to be included in the Plan must be designated as a Participating Company by the Committee prior to December 31 in order for employees of such company to participate in the next Offering Period. It is further intended that the Plan shall qualify as an "employee stock purchase plan" as defined in Section 423 of the Code, but shall permit offerings that do not qualify under Section 423.

2.   Administration
     --------------
          The Plan shall be administered by the Committee.   The
Committee is appointed by the Board. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or desirable. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan. The Committee may authorize the appointment of an agent to perform record keeping and other administrative duties with respect to the Plan.

3.   Effective Date and Term of Plan
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          (a)  The Plan shall become effective when adopted by
the Board of Directors (the "Board"), but no Offering Period shall commence and no options shall be granted under the Plan until the Plan has been approved by the Company's shareholders. If shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then the Plan shall terminate.

          (b) Unless terminated under Section 3(a) above, the Plan shall terminate at such time as the Board shall designate, but in no event shall the Plan continue beyond the date on which all shares available for issuance under the Plan shall have been issued.

4.   Offering Periods and Applicable Percentage
     ------------------------------------------
          The Plan shall have one or more Offering Periods. Unless otherwise designated by the Committee, each Offering Period will begin on July 1 and end on June 15 of the following year, or the next succeeding business day if June 15 is not a business day in Chicago, Illinois. However, the Committee may declare Offering Periods and the first and last day for each Offering Period as it deems appropriate. Prior to the commencement of each Offering Period the Committee may designate percentages which shall not be less than eighty-five percent (85%) nor more than one hundred percent (100%) which will be used under Section 7(a) to determine the option price for each Offering Period. Each Offering Period shall run for a period specified by the Committee not to exceed two years; provided however, the Committee may designate the final day of each Offering Period so as to facilitate administration of the Plan. No two Offering Periods shall run concurrently.

5.   Eligibility and Participation
     -----------------------------
          Each employee of the Company or any of the Participating Companies shall be eligible to participate in the Plan during an Offering Period except (i) employees who were not
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employed by the Company or a Participating Company on December 31
of the calendar year prior to the first day of an Offering
Period, (ii) employees who customarily work less than twenty (20) hours per week, (iii) employees whose customary employment is for not more than five months in any calendar year, (iv) any one or more employees excluded in the sole discretion of the Committee who are highly compensated employees as described in Code
Section 423(b)(4)(D), and (v) at the discretion of the Committee in the case of an offering that is not intended to qualify under
Section 423 of the Code, any employee not compensated on a salaried basis. All eligible employees may become participants with respect to an Offering Period by executing such instruments as the Committee may specify and delivering them to such persons and at such time prior to the first day of that Offering Period as the Committee may specify.

6.   Stock
     -----
          The stock subject to the Plan shall be shares of the Common Stock of the Company which may be acquired in open market transactions over securities exchanges or newly issued or treasury shares. The aggregate amount of stock which may be sold pursuant to the Plan shall not exceed two million (2,000,000) shares (subject to adjustment as provided in Section 8).

7.   Options
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          Options shall be evidenced by instruments in such form
as the Committee may from time to time approve, and shall conform to the following terms and conditions:

          (a) Option Price. The option price shall be the lower of (i) the price determined by multiplying the Opening Percentage (which shall be eighty-five percent (85%) unless otherwise determined by the Committee for an Offering Period) by the fair market value of the Company's Common Stock on the first day of the Offering Period, and (ii) the price determined by multiplying the Closing Percentage (which shall be eighty-five percent (85%) unless otherwise determined by the Committee for an Offering Period) by the fair market value of the Company's Common Stock on the last day of the Offering Period. For the purpose of determining the option price, the fair market value of the Company's Common Stock on any day shall be the average of the high and low prices (computed to four decimal places) as published in The Wall Street Journal Report of the New York Stock Exchange-Composite Transactions for the ten preceding trading days.

          (b) Payment. Payment for stock under the Plan shall be from amounts collected from participants through payroll deduction, plus any interest credited thereto. However, in its sole discretion, the Committee may from time to time designate alternative methods of collecting payment for stock under the Plan. Under the payroll deduction method of payment, a participant may participate at a fixed dollar amount per pay period, such amount not to exceed fifteen percent (15%) of eligible compensation as of December 31 of the prior year, or such other lesser amount as may be specified by the Committee for an Offering Period. For purposes of this Section 7(b), eligible compensation shall mean annualized base pay as of December 31, and, if applicable, commissions earned during the calendar year preceding an Offering Period, before reduction for elective contributions under a 401(k) plan, dependent care assistance program qualified under Section 129 (or a successor provision) of the Code or cafeteria plan qualified under
     Section 125 (or a successor provision) of the Code, but not including bonuses, awards, overtime pay, deferred compensation, expense reimbursements including, but not limited to, car allowances or other contributions to or benefits under any other employee benefit plan.

          (c)  Number of Shares.  Subject to the limitations in
     Section 7(k) herein, on the first day of any Offering
     Period, a participant shall be granted an option to purchase up to a fixed number of shares of Common Stock determined as of such date by dividing the total amount to be collected pursuant to Section 7(b) (not including interest to be collected thereon) by the closing price of the Company's
     Common Stock as published in The Wall Street Journal Report of the New York Stock Exchange Composite-Transactions on the first day of the Offering Period and multiplying the result by one and one-half (1-1/2), or such other constant number not to exceed one and one-half (1-1/2), as may be specified by the Committee for an Offering Period. If the total number of shares of Common Stock for which options are to be granted on any date in accordance with the terms of the Plan exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

          (d) Interest. Amounts collected from participants during an Offering Period may accrue interest, if so determined by the Committee. The rate of interest, if any, to be paid upon such collections will be established by the Committee prior to each Offering Period and will be compounded monthly in each participant's account.

          (e) Termination of Employment. If prior to the end of an Offering Period, a participant ceases to be employed by the Company or a Participating Company for any reason, including death or retirement, the participant's option shall terminate, and any amounts collected from the participant, together with any interest thereon, shall be paid to the participant or the participant's personal representative. Amounts collected from a participant who goes on a leave of absence during an Offering Period will be applied, together with any interest credited thereto, to purchase stock as described in Section 7(g).

          (f) Termination of Option. A participant may, during an Offering Period, terminate his or her option, by giving written notice to the Committee, in such manner and at such time as the Committee may specify, and any amounts collected from the participant, together with any interest thereon, shall be paid to the participant and no further amounts will be collected during the Offering Period.

          (g) Exercise. Each option shall be exercised automatically on the last day of the Offering Period, unless the option has been previously terminated pursuant to 7(e) or 7(f). Any balance in the participant's account (including interest) after purchase of shares under an option shall be promptly paid to the participant. In the case of an offering that is not intended to qualify under
     Section 423 of the Code, there shall be withheld from the number of shares issuable to a participant that number of shares equal in fair market value to the federal and state income and employment tax withholding obligations with respect to the participant arising from such exercise, based on the income and employment tax withholding rates in effect at the time under federal and applicable state law.

          Upon the purchase of shares underlying an option, the Company shall cause to be promptly delivered to the participant a statement reflecting the status of his or her account and, if requested in writing, the Plan Administrator, as designated by the Committee, shall issue a stock certificate for full shares held in the participant's account and a check for the fair market value of any fractional shares then held in the participant's account. However, no stock certificates representing newly acquired shares will be issued until the date shares are eligible for sale as described in Section 7(j). The fair market value of any fractional shares will be the sales price for such shares on the New York Stock Exchange, which sale will occur as soon as administratively possible following receipt of a request for issuance of a stock certificate.
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          (h)  Assignability.  Options under the Plan shall not
     be assignable or transferable by the participant, and shall be exercisable only by the participant.

          (i) Rights as Shareholder. A participant shall have no rights as a shareholder with respect to shares covered by any option granted under the Plan until the option is exercised. No adjustments will be made for dividends or other rights for which the record date is prior to the date of exercise.

          (j) Sale Limitation. Upon exercise of an option, shares acquired under the Plan may not be sold until July 1 of that year. However, prior to the start of an Offering Period the Committee may establish an alternative date upon which shares will first be eligible for sale, provided that such date will not be more than three weeks following the date upon which options are exercised under the Plan.

          (k) Accrual Limitations. No option shall permit a participant to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or its "subsidiary corporations" (as defined in Section 425(f) of the Code) which accrues at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, provided that options which are not part of an offering intended to qualify as a qualified offering under
     Section 423 of the Code shall not be subject to such limit and shall be disregarded in applying the limit to options granted under qualified offerings. The Committee shall specify at the beginning of each Offering Period whether the offering for such Offering Period is intended to qualify under Section 423 of the Code.

          No option shall be granted to an employee if the employee would own (within the meaning of Section 424(d) of the Code), or hold outstanding options to purchase, immediately after the grant, stock possessing 5 percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations.

          (l) Payroll Adjustment. In order to comply with the limitation of Section 423(b)(8) of the Code as described in
     Section 7(k) hereof, a participant's contributions to be allocated under the Plan to the purchase of stock may be decreased to zero at any time during an Offering Period so that an employee's aggregate contributions accumulated during a calendar year do not exceed $20,040. The Committee may also establish a minimum contribution level for participants which shall be $600 per Offering Period (unless otherwise determined by the Committee for an Offering Period). Income tax and employment tax withholding will be made as applicable.

          (m) Other Provisions. Instruments evidencing options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

8.   Capital Adjustments
     -------------------
          If any change is made in the Common Stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan, and the number of shares and price per share of stock subject to outstanding options.

9.   Amendments
     ----------
          The Committee may from time to time alter, amend, suspend, or discontinue the Plan with respect to any shares at any time not subject to options; provided, however, that no such action of the Committee may, without the approval of shareholders of the Company, (i) increase the number of shares subject to the Plan (unless necessary to effect the adjustments required under Section 8), (ii) unless the Committee determines thereafter to grant only offerings that do not qualify under Section 423 of the Code, change the class of companies eligible to become
Participating Companies or (iii) make any other change with respect to which the Committee determines that shareholder approval is required by applicable law or regulatory standards.

10.  No Employment Obligation
     ------------------------
          Nothing contained in the Plan (or in any option granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Company or an affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of an option or to terminate such employee's employment at any time, with or without cause, but nothing contained herein or in any option shall affect any contractual rights of an employee pursuant to a written employment agreement.

11.  Use of Proceeds
     ---------------
          Cash proceeds received by the Company from the issuance of shares pursuant to options under the Plan shall be used for general corporate purposes.

12.  Regulatory Approvals
     --------------------
          The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it or the Common Stock issued pursuant to it.

13.  Governing Law
     -------------
          To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of Delaware.

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